Exhibit 99.4

Contacts:	James K. Johnson
Chief Financial Officer
Alloy, Inc.
212/244-4307

For immediate release:

ALLOY REVISES EX-DIVIDEND TRADING DATE EXPECTATION IN

CONNECTION WITH DELIA*S, INC. SPINOFF

New York, NY – December 13, 2005—Alloy, Inc. (“Alloy”) (Nasdaq: ALOY), a media, marketing services, direct marketing and retail company primarily targeting the dynamic Generation Y population, today clarified that ex-dividend trading in Alloy common stock (i.e., reflecting the dELiA*s, Inc. spinoff) will commence on the trading date immediately following the spinoff completion date. Alloy common stock which trades after the December 7, 2005 record date and until the commencement of ex-dividend trading will trade with due bills that entitle purchasers to receive the shares of dELiA*s, Inc. common stock to be issued in the spinoff pursuant to the established spinoff distribution ratio.

The company previously indicated that ex-dividend trading would begin on the trading date immediately following the effectiveness date for the dELiA*s, Inc. S-1 registration statement. The company has now been informed by NASDAQ that, because the value of the dELiA*s, Inc. stock to be issued in the spinoff is expected to be greater than 25% of the value of Alloy’s common stock, under NASDAQ UPC Rule 11140 the ex-dividend date will be the first business day following the spinoff completion date.

The spinoff is expected to be complete on December 19, 2005. Therefore, ex-dividend trading in Alloy’s common stock is expected to begin December 20, 2005. Trading of the dELiA*s, Inc. common stock on the Nasdaq National Market is also expected to begin December 20, 2005 under the ticker symbol “DLIA.” dELiA*s, Inc. common stock began to trade on the NASDAQ National Market on a when-issued basis under the symbol “DLIAV” today. Consummation of the spinoff is contingent upon satisfaction of various legal, contractual and other requirements.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the prospectus relating to the dELiA*s, Inc. securities may be obtained from Edward Taffet, General Counsel of dELiA*s, Inc. Mr. Taffet can be reached at 435 Hudson Street, New York, New York 10014, telephone (212) 807-9060 or by email at spinoff@delias.com.

About Alloy, Inc.

Alloy, Inc. is a media, marketing services, direct marketing and retail company primarily targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and 24. Alloy’s convergent media model uses a wide range of media assets to reach more than 31 million Generation Y consumers each month and is comprised of two distinct businesses: Alloy Media + Marketing and dELiA*s, Inc. Alloy Media + Marketing is one of the largest providers of targeted media and promotional marketing programs incorporating such industry- recognized divisions as Alloy Marketing & Promotions (AMP), 360 Youth, American Multicultural Marketing (AMM), Market Place Media (MPM), Alloy Education, Alloy Entertainment, and Alloy Out-of-Home. Working with these groups, marketers can connect with their targeted audience through a host of advertising and marketing programs incorporating Alloy’s wide ranging media and marketing assets such as direct mail catalogs, college and high school newspapers, Web sites, display media boards, college guides, and promotional events. dELiA*s, Inc., our direct marketing and retail store subsidiary, includes the dELiA*s, Alloy, and CCS brand names and sells apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, websites and retail stores. For further information regarding Alloy, please visit our corporate website at (www.alloyinc.com).

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2005, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.